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                                                                    EXHIBIT 10.1

SILICON VALLEY BANK

                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

BORROWER: CRITICAL PATH, INC.
ADDRESS:  350 The Embarcadero,
          San Francisco, California 94105

DATE:     July 18, 2003

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into on the above date between SILICON VALLEY BANK (the "Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower(s) named above ("Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule 1 to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. Definitions of certain capitalized terms used in this Agreement are set forth in Section 8 below or in the Schedule.

1. LOANS.

       1.1 LOANS. The Bank will make loans to Borrower (the "Loans") up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as the Bank deems proper from time to time in its Permitted Discretion.

       1.2 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate(s) shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly on the last day of the month. Interest may, in the Bank's discretion, be charged to Borrower's account as a Loan, and the same shall thereafter bear interest at the same rate as the other Loans. The Bank may, in its discretion, debit Borrower's Deposit Accounts maintained with the Bank for interest due and owing.

       1.3 OVERADVANCES. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to the Bank, without notice or demand. Without limiting Borrower's obligation to repay to the Bank the amount of any Overadvance, Borrower agrees to pay the Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

       1.4 FEES. Borrower shall pay the Bank the fees shown on the Schedule, which are in addition to all interest and other sums payable to the Bank and are not refundable.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       1.5 LOAN REQUESTS. To obtain a Loan, Borrower shall make a request to the Bank by facsimile or telephone. Loan requests received after 12:00 Noon, Pacific Time, will not be considered by the Bank until the next Business Day. The Bank may rely on any telephone request for a Loan given by a person whom the Bank believes is an authorized representative of Borrower, and Borrower will indemnify the Bank for any loss the Bank suffers as a result of that reliance.

       1.6 LETTERS OF CREDIT. At the request of Borrower, the Bank may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to the Bank in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there is insufficient availability under the Credit Limit for such reserve, Borrower shall deposit and maintain with the Bank cash in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of the Bank) for the issuance of Letters of Credit, together with such additional fees as the Bank's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by the Bank under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than 30 days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold the Bank harmless from any loss, cost, expense or liability, including payments made by the Bank, expenses and reasonable attorneys' fees incurred by the Bank, arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by the Bank and opened for Borrower's account or by the Bank's interpretations of any Letter of Credit issued by the Bank for Borrower's account, and Borrower understands and agrees that the Bank shall not be liable for any error, negligence or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto, except to the extent arising from the Bank's gross negligence or willful misconduct. Borrower understands that Letters of Credit may require the Bank to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold the Bank harmless with respect to any loss, cost, expense or liability incurred by the Bank under any Letter of Credit as a result of the Bank's indemnification of any such issuing bank. The provisions of this Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

2. GRANT OF SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to the Bank a security interest in all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the "Collateral"): all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all of Borrower's books relating to any and all of the above.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce the Bank to enter into this Agreement and to make Loans, Borrower represents and warrants to the Bank as follows, and Borrower covenants that the following representations will continue to be true,

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

       3.1 CORPORATE EXISTENCE AND AUTHORITY. Borrower is and will continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be duly qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), (iii) do not violate Borrower's articles of incorporation or by-laws, or any law, or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

       3.2 NAME; TRADE NAMES AND STYLES. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give the Bank 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

       3.3 PLACE OF BUSINESS; LOCATION OF COLLATERAL. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business, and Collateral is located, only at the locations set forth in the Representations. Borrower will give the Bank at least 30 days' prior written notice before opening any additional place of business, changing its chief executive office or moving any of the Collateral to a location other than Borrower's chief executive office or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $100,000 fair market value of Equipment is located.

       3.4  TITLE TO COLLATERAL; PERFECTION; PERMITTED LIENS.

       (a) Borrower is now, and will at all times in the future be, the sole owner of all of the Collateral, except for items of Equipment which are leased to Borrower. The Collateral is now and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. The Bank now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend the Bank and the Collateral against all claims of others.

       (b) Borrower has set forth in the Representations all of Borrower's domestic Deposit Accounts and Investment Property, and Borrower will give the Bank five Business Days' advance written notice before establishing any new domestic Deposit Accounts or acquiring additional Investment Property. Borrower will cause the institution where any such domestic Deposit Account or Investment Property is maintained to execute and deliver to the Bank a control agreement in form sufficient to perfect the Bank's security interest in the Deposit Account or Investment Property and otherwise satisfactory to the Bank in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts and/or Investment Property will be maintained.

       (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert and in which the potential recovery exceeds $100,000.00, Borrower shall promptly notify the Bank thereof in writing and provide the Bank

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

with such information regarding the same as the Bank shall request (unless providing such information would waive Borrower's attorney-client privilege). Such notification to the Bank shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to the Bank, and Borrower shall execute and deliver all such documents and take all such actions as the Bank shall request in connection therewith.

       (d) None of the Collateral is now or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not now and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains or impairs, or will prohibit, restrain or impair, Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by the Bank, use its best efforts to cause such third party to execute and deliver to the Bank, in form acceptable to the Bank, such waivers and subordinations as the Bank shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

       3.5 MAINTENANCE OF COLLATERAL. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise the Bank in writing of any material loss or damage to the Collateral.

       3.6 BOOKS AND RECORDS. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

       3.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to the Bank have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to the Bank and the date hereof, there has been no Material Adverse Change.

       3.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted,
(ii) notifies the Bank in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay, all amounts necessary to fund all present and future pension, profit-sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

       3.9 COMPLIANCE WITH LAW. Borrower has, to the best of its knowledge, complied and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business and all environmental matters.

       3.10 LITIGATION. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened against or affecting Borrower in any court or before any

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform the Bank in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

       3.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

4. ACCOUNTS.

       4.1 REPRESENTATIONS RELATING TO ACCOUNTS. Borrower represents and warrants to the Bank that each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made: (i) represent an undisputed, bona fide, existing, unconditional obligation of the Account Debtor created by the sale, delivery and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below and in the Schedule.

       4.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Borrower represents and warrants to the Bank as follows:

       (a) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct, and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be.

       (b) All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.

       (c) To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

       4.3 SCHEDULES AND DOCUMENTS RELATING TO ACCOUNTS. Borrower shall deliver to the Bank transaction reports and schedules of collections, as provided in the Schedule, on the Bank's standard forms; provided that Borrower's failure to execute and deliver the same shall not affect or limit the Bank's security interest and other rights in all of Borrower's Accounts, nor shall the Bank's failure to advance or lend against a specific Account affect or limit the Bank's security interest and other rights therein. If requested by the Bank, Borrower shall furnish the Bank with copies (or, at the Bank's request, originals) of all contracts, orders, invoices and other similar documents, and all shipping instructions, delivery receipts, bills of lading and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to the Bank an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to the Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received with all necessary indorsements, and copies of all credit memos.

       4.4 COLLECTION OF ACCOUNTS. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

in trust for the Bank, and Borrower shall immediately deliver all such payments and proceeds to the Bank in their original form, duly endorsed, to be applied to the Obligations in such order as the Bank shall determine. The Bank may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as the Bank may specify, pursuant to a blocked account agreement in such form as the Bank may specify in its good faith business judgment.

       4.5. REMITTANCE OF PROCEEDS. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to the Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as the Bank shall determine; provided that if no Default or Event of Default has occurred and is continuing Borrower shall not be obligated to remit to the Bank the proceeds of the sale of worn-out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for the Bank. Nothing in this Section 4.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

       4.6 DISPUTES. Borrower shall notify the Bank promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so provided that:
(i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to the Bank on the regular reports provided to the Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

       4.7 RETURNS. Provided that no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event that any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for the Bank and immediately notify the Bank of the return of the Inventory.

       4.8 VERIFICATION. The Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts by means of mail, telephone or otherwise, either in the name of Borrower or the Bank or such other name as the Bank may choose.

       4.9 NO LIABILITY. The Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods the sale or other disposition of which gives rise to an Account, or for any error, act, omission or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall relieve the Bank, however, from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

       5.1 FINANCIAL AND OTHER COVENANTS. Borrower shall at all times comply with the financial and other covenants set forth herein and in the Schedule.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       5.2 INSURANCE. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to the Bank, in such form and amounts as the Bank may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to the Bank. All such insurance policies shall name the Bank as an additional loss payee and shall contain a lender's loss payee endorsement in form and substance reasonably acceptable to the Bank. Upon receipt of the proceeds of any such insurance, the Bank shall apply such proceeds in reduction of the Obligations as the Bank shall determine in its good faith business judgment except that, provided no Default or Event of Default has occurred and is continuing, the Bank shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000 which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. The Bank may require reasonable assurances that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance the Bank may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to the Bank copies of all material reports made to insurance companies.

       5.3 REPORTS. Borrower shall, at its expense, provide the Bank with the written reports set forth in the Schedule and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation) as the Bank shall from time to time specify in its good faith business judgment.

       5.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times and on one Business Day's notice, the Bank or its agents shall have the right to inspect the Collateral and to audit and copy Borrower's books and records at least twice a year (or more frequently at the Bank's discretion). The Bank shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but the Bank shall have the right to disclose any such information to its auditors, regulatory agencies and attorneys, and to any other entity pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent the Bank's then-current standard charge for the same), plus reasonable out of pocket expenses. Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, the Bank (and each employee, representative, or other agent of the Bank) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Bank relating to such U.S. federal tax treatment and tax structure. For this purpose, "tax structure" is any fact that may be relevant to understanding the U.S. federal tax treatment of the transaction.

       5.5 NEGATIVE COVENANTS. Except as may be permitted in the Schedule, Borrower shall not, without the Bank's prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets, except in the ordinary course of Borrower's business; (iii) enter into any other transaction outside of the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business and the sale of obsolete or unneeded Equipment in the ordinary course of Borrower's business; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment or other contingent basis;
(vii) make any loans of any money or other assets; (viii) incur any debts outside the ordinary course of Borrower's business which could result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in the stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

Borrower's stock; (xii) make any change in Borrower's capital structure which could result in a Material Adverse Change; (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section 5.5 are only permitted if no Default or Event of Default would occur as a result of such transaction.

       5.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against the Bank with respect to any Collateral or relating to Borrower, Borrower shall, without expense to the Bank, make Borrower's officers, employees and agents, and Borrower's books and records, available to the Bank to the extent that the Bank may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

       5.7 FURTHER ASSURANCES. Borrower agrees, at its expense and on request by the Bank, to execute all documents and take all actions as the Bank may in its good faith business judgment deem necessary or useful in order to perfect and maintain the Bank's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

       6.1 MATURITY DATE. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"), subject to
Section 6.2 below, and all Obligations have been paid or performed in full.

       6.2 EARLY TERMINATION. Bank may terminate this Agreement prior to the Maturity Date at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. Borrower may terminate this Agreement at any time prior to the Maturity Date, but in the event that Borrower so terminates this Agreement, Borrower shall forthwith pay to the Bank all amounts outstanding hereunder plus the Termination Fee.

       6.3 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date or on any earlier effective date of termination there are any outstanding Letters of Credit issued by the Bank or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of the Bank, then on such date Borrower shall provide to the Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit, plus all interest, fees and costs due or to become due in connection therewith (as estimated by the Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to the Bank's then-standard form of cash pledge agreement. Notwithstanding any termination of this Agreement, all of the Bank's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that the Bank may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of the Bank, nor shall any such termination relieve Borrower of any Obligation to the Bank, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all of the Obligations and termination of this Agreement, the Bank shall promptly terminate its financing statements with respect to Borrower and deliver to Borrower such other documents as may be required to fully terminate the Bank's security interests.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

7. EVENTS OF DEFAULT AND REMEDIES.

       7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give the Bank immediate written notice thereof.

       (a) Any warranty, representation, statement, report or certificate made or delivered to the Bank by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made.

       (b) Borrower shall fail to pay when due any Loan, any interest thereon or any other monetary Obligation.

       (c) The total Loans and other Obligations outstanding at any time shall exceed the Credit Limit.

       (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit the Bank to conduct an inspection or audit as specified in Section 5.4 hereof.

       (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due.

       (f) Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten days after the occurrence of the same.

       (g) Any default or event of default occurs under any obligation secured by a Permitted Lien which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien.

       (h) Borrower breaches any material contract or obligation which has resulted in, or may reasonably be expected to result in, a Material Adverse Change.

       (i) Borrower dissolves, terminates its existence or becomes insolvent, or Borrower's business fails; or a receiver, trustee or custodian is appointed for all or any part of Borrower's property; or Borrower makes an assignment for the benefit of its creditors or commences any proceeding under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect.

       (j) Any proceeding is commenced against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced.

       (k) Any guaranty of the Obligations is revoked, terminated, limited or repudiated, or any attempt to do any of the foregoing occurs, or any guarantor of any of the Obligations commences proceedings under any bankruptcy or insolvency law, now or in the future in effect.

       (l) Any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations is revoked, terminated, limited or repudiated, or any attempt to do any of the foregoing occurs, or proceedings by or against any such third party are commenced under any bankruptcy or insolvency law, now or in the future in effect.

       (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       (n) There is a change, in one or more transactions, in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of, or other equity interests in, Borrower compared to the ownership of outstanding shares of stock of, or other equity interests in, Borrower in effect on the date hereof, without the prior written consent of the Bank.

       (o) Borrower generally does not pay its debts as they become due, or Borrower conceals, removes or transfers any part of its property with intent to hinder, delay or defraud its creditors, or makes or suffers any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, now or in the future in effect.

       (p)   A Material Adverse Change occurs.

       (q) The Bank, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which the Bank had no knowledge on the effective date hereof or because of the occurrence of an event on or subsequent to the effective date hereof.

The Bank may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

       7.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, the Bank may, at its option and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), do any one or more of the following: (i) cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (ii) accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (provided, however, that upon the occurrence of an Event of Default described in paragraphs (i) or (j) of Section 7.1 of this Agreement, all Obligations shall automatically accelerate and become immediately due and payable without any action on the part of the Bank whatsoever); (iii) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes the Bank without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store or remove any of the Collateral and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as the Bank deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement, provided that should the Bank seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, any demand for possession prior to the commencement of any suit or action to recover possession thereof, and any requirement that the Bank retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iv) require Borrower to assemble any or all of the Collateral and make it available to the Bank at places designated by the Bank which are reasonably convenient to the Bank and Borrower, and to remove the Collateral to such locations as the Bank may deem advisable; (v) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, the Bank shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes and other Equipment and all other property without charge; (vi) demand payment of and collect any Accounts and General Intangibles comprising Collateral, and in connection therewith Borrower irrevocably authorizes the Bank to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof and, in the Bank's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (vii) offset any sums in any of Borrower's general,

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

special or other Deposit Accounts with the Bank against any or all of the Obligations; (viii) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (ix) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time the Bank obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. The Bank shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as the Bank deems reasonable, or on the Bank's premises or elsewhere, and the Collateral need not be located at the place of disposition. The Bank may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability that Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by the Bank with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of the Bank's rights and remedies, from and after the occurrence and during the continuance of any Event of Default the interest rate applicable to the Obligations shall be increased by an additional four percent (4.00%) per annum (the "Default Rate").

       7.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrower and the Bank agree that a sale or other disposition (collectively, "Sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and in the case of a public Sale notice of the Sale is published at least five days before the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by the Bank, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m., local time; (v) the purchase price is paid in cash or by cashier's check or wire transfer; and (vi) with respect to any Sale of any of the Collateral, the Bank may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. The Bank shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

       7.4 POWER OF ATTORNEY. Borrower grants to the Bank an irrevocable power of attorney, coupled with an interest, authorizing and permitting the Bank (acting through any of its employees, attorneys or agents) at any time upon the occurrence and during the continuance of any Event of Default, without limiting the Bank's other rights and remedies, at the Bank's option but without obligation, with or without notice to Borrower and at Borrower's expense to do any or all of the following, in Borrower's name or otherwise (but the Bank agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner): (i) execute on behalf of Borrower any documents that the Bank may, in its good faith business judgment, deem advisable in order to perfect and maintain the Bank's security interest in the Collateral, or in order to exercise a right of Borrower or the Bank, or in order to fully consummate all the transactions contemplated under this Agreement and all other Loan Documents; (ii) execute on behalf of Borrower any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (iii) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, documents, evidence of payment or Collateral that may come into the Bank's possession; (iv) endorse all checks and other forms of remittances received by the Bank; (v) pay, contest or settle any lien, charge, encumbrance, security

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (vi) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (vii) pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (viii) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (ix) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give the Bank the same rights of access and other rights with respect thereto as the Bank has under this Agreement; and (x) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid, and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred, by the Bank with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall the Bank's rights under the foregoing power of attorney or any of the Bank's other rights under this Agreement be deemed to indicate that the Bank is in control of the business, management or properties of Borrower.

       7.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any Sale of the Collateral shall be applied by the Bank first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by the Bank in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as the Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto, but Borrower shall remain liable to the Bank for any deficiency. If the Bank in its good faith business judgment directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, the Bank shall have the option, exercisable at any time in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by the Bank of the cash therefor.

       7.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, the Bank shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between the Bank and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by the Bank of one or more of its rights or remedies shall not be deemed an election of, nor bar the Bank from subsequent exercise or partial exercise of any other, rights or remedies. The failure or delay of the Bank to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms shall have the corresponding meanings:

       "Account Debtor" means the obligor on an Account.

       "Accounts" means all present and future "accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

        "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

       "Business Day" means a day on which the Bank is open for business.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       "Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

       "Collateral" has the meaning set forth in Section 2 above.

       "continuing" and "during the continuance of" when used with reference to a Default or an Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by the Bank or cured within any applicable cure period.

       "Default" means any event which with notice or passage of time, or both, would constitute an Event of Default.

       "Default Rate" has the meaning set forth in Section 7.2 above.

       "Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

        "Eligible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendering of services, or the non-exclusive licensing of Intellectual Property, which the Bank in its good faith business judgment shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of the Bank's good faith business judgment, the following are the minimum requirements (the "Minimum Eligibility Requirements") for an Account to be an Eligible Account:

       (a) The Account must not be outstanding for more than 90 days from its invoice date (the "Eligibility Period").

       (b) The Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor.

       (c) The Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional, or which constitute or evidence deferred revenue).

       (d) The Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account).

       (e) The Account must not be owing from an Affiliate of Borrower.

       (f) The Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to the Bank, or which fails, or which exits a material portion of its business.

       (g) The Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to the Bank's satisfaction, with the United States Assignment of Claims Act).

       (h) The Account must not be owing from an Account Debtor located outside the United States (unless approved by the Bank in its discretion in writing, or backed by a letter of credit satisfactory to the Bank, or FCIA-insured in a manner satisfactory to the Bank).

       (i) The Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       (j) Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding, unless approved by the Bank in writing in its discretion.

       (k) If more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed not to be Eligible Accounts.

The Bank may, from time to time in its Permitted Discretion, revise the Minimum Eligibility Requirements upon written notice to Borrower.

       "Equipment" means all present and future "equipment" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods and vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

       "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

       "GAAP" means generally accepted accounting principles consistently applied.

       "General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage and business interruption insurance), payments of insurance and rights to payment of any kind.

       "good faith business judgment" means the exercise by the Bank of its business judgment in good faith (as defined in Section 1201 of the Code).

       "including" means including (but not limited to).

       "Intellectual Property" means all present and future: (i) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (ii) trade secret rights, including all rights to unpatented inventions and knowhow, and confidential information; (iii) mask work or similar rights available for the protection of semiconductor chips; (iv) patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (v) trademarks, servicemarks, trade styles and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (vi) computer software and computer software products;
(vii) designs and design rights; (viii) technology; (ix) all claims for damages by way of past, present and future infringement of any of the rights included above; and (x) all licenses or other rights to use any property or rights of a type described above.

       "Inventory" means all present and future "inventory," as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and including without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work-in-process and finished products, including without limitation such inventory as is temporarily out of Borrower's

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

       "Investment Property" means all present and future "investment property," as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

       "Loan Documents" means, collectively, this Agreement, the Representations and all other present and future documents, instruments and agreements between the Bank and Borrower, including those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

       "Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations or financial or other condition of Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value of, or the priority of the Bank's security interests in, the Collateral.

       "Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to the Bank, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including without limitation those acquired by assignment and any participation by the Bank in Borrower's debts owing to others), absolute or contingent, due or to become due, including without limitation all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

       "Other Property" means all of the following, as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims" (including without limitation any commercial tort claims identified in the Representations), "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money", and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

       "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

       "Permitted Liens" means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by the Bank, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen or carriers, or other similar liens, arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. The Bank will have the right to require, as a condition to its consent under clause (iv) above, that

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

the holder of the additional security interest or lien sign an intercreditor agreement on the Bank's then-standard form, acknowledge that the security interest is subordinate to the security interest in favor of the Bank, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinated security interest shall also constitute an Event of Default under this Agreement.

       "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

       "Representations" means the written Representations and Warranties provided by Borrower to the Bank referred to in the Schedule.

       "Reserves" means, as of any date of determination, such amounts as the Bank may from time to time establish and revise, in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (i) to reflect events, conditions, contingencies or risks which, as determined by the Bank in its good faith business judgment, do or may adversely affect (A) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (B) the assets, business or prospects of Borrower or any guarantor or (C) the security interests and other rights of the Bank in the Collateral (including the enforceability, perfection and priority thereof); or (ii) to reflect the Bank's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to the Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (iii) in respect of any state of facts which the Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

       Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

       9.1 INTEREST COMPUTATION. In computing interest on the Obligations, all checks and other items of payment received by the Bank (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by the Bank on account of the Obligations three Business Days after receipt by the Bank of immediately available funds, provided that wire transfers shall be applied on the day of receipt by the Bank. For purposes of the foregoing, any such funds received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day. The Bank shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to the Bank in its good faith business judgment, and the Bank may debit Borrower's account for the amount of any item of payment which is returned to the Bank unpaid, along with all fees and charges customarily assessed in connection with such returned items.

       9.2 APPLICATION OF PAYMENTS. All payments with respect to the Obligations may be applied, and in the Bank's good faith business judgment reversed and re-applied, to the Obligations in such order and manner as the Bank shall determine in its good faith business judgment.

       9.3 CHARGES TO ACCOUNTS. The Bank may, in its discretion, require that Borrower pay monetary Obligations in cash to the Bank or may charge them to Borrower's account as a Loan, in which event

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

they will bear interest at the same rate applicable to the other Loans. The Bank may also, in its discretion, debit Borrower's Deposit Accounts maintained with the Bank for any monetary Obligations.

       9.4 MONTHLY ACCOUNTINGS. The Bank shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by the Bank), unless Borrower notifies the Bank in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

       9.5 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to the Bank or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to the Bank shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

       9.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

       9.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and the Bank and supersede all prior and contemporaneous negotiations, oral representations and agreements, including but not limited to that certain Loan and Security Agreement dated September 30, 2002 (as subsequently amended). There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

       9.8 WAIVERS; INDEMNITY. The failure of the Bank at any time or times to require Borrower to comply strictly with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of the Bank later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of the Bank or its agents or employees, but only by a specific written waiver signed by an authorized officer of the Bank and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by the Bank on which Borrower is or may in any way be liable, and notice of any action taken by the Bank, unless expressly required by this Agreement. Borrower hereby agrees to indemnify the Bank and its affiliates, subsidiaries, parent, directors, officers, employees, agents and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between the Bank and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

caused by the indemnitee's own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section 9.8 shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

       9.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither the Bank nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing the Bank shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of the Bank or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing the Bank, but nothing herein shall relieve the Bank from liability for its own gross negligence or willful misconduct.

       9.10 AMENDMENT. The terms and provisions of this Agreement may not be amended except in a writing executed by Borrower and a duly authorized officer of the Bank.

       9.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

       9.12 ATTORNEYS' FEES AND COSTS. Borrower shall reimburse the Bank for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit and other reasonable costs incurred by the Bank pursuant to, or in connection with or relating to, this Agreement (whether or not a lawsuit is filed), including any reasonable attorneys' fees and costs the Bank incurs in order to do the following: (i) prepare and negotiate this Agreement and all present and future documents relating to this Agreement; (ii) obtain legal advice in connection with this Agreement or Borrower; (iii) enforce, or seek to enforce, any of its rights; (iv) prosecute actions against, or defend actions by, Account Debtors; (v) commence, intervene in or defend any action or proceeding; (vi) initiate any complaint to be relieved of the automatic stay in bankruptcy; (vii) file or prosecute any probate claim, bankruptcy claim, third-party claim or other claim; (viii) examine, audit, copy and inspect any of the Collateral or any of Borrower's books and records; (ix) protect, obtain possession of, lease, dispose of or otherwise enforce the Bank's security interest in the Collateral; and (x) otherwise represent the Bank in any litigation relating to Borrower. In satisfying Borrower's obligation hereunder to reimburse the Bank for attorneys fees, Borrower may, for convenience, issue checks directly to the Bank's attorneys, LeBoeuf, Lamb, Greene & MacRae, L.L.P., but Borrower acknowledges and agrees that LeBoeuf, Lamb, Greene & MacRae, L.L.P. is representing only the Bank and not Borrower in connection with this Agreement. If either the Bank or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which the Bank may be entitled pursuant to this Section 9.12 shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

       9.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and the Bank; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank, and any prohibited assignment shall be void. No consent by the Bank to any assignment shall release Borrower from its liability for the Obligations.

       9.14 JOINT AND SEVERAL LIABILITY. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

       9.15 LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against the Bank or its directors, officers, employees, agents, accountants or attorneys that is based upon, arising from, or

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by the Bank or its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of the Bank, or on any other person authorized to accept service on behalf of the Bank, within 30 days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled or extended except by the written consent of the Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

       9.16 HEADINGS; CONSTRUCTION. Headings are used in this Agreement for convenience only. Borrower and the Bank acknowledge that the headings may not describe completely the subject matter of the applicable Section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties, and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against the Bank or Borrower under any rule of construction or otherwise.

       9.17 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder, and all rights and obligations of the Bank and Borrower hereunder, shall be governed by the laws of the State of California. As a material part of the consideration to the Bank to enter into this Agreement,
Borrower: (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at the Bank's option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       9.18 MUTUAL WAIVER OF JURY TRIAL. EACH OF BORROWER AND THE BANK HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE BANK AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF THE BANK OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE BANK OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first set forth above.

Borrower:                                    Bank:

CRITICAL PATH, INC.,                         SILICON VALLEY BANK,
a California corporation                     a California-chartered bank

By:  /s/ Paul Bartlett                       By: /s/ Jo Ellen Ademski
    ______________________________               _______________________________
Name:  Paul Bartlett                         Name:   Jo Ellen Ademski
      ____________________________                 _____________________________
Its:  President or Vice President            Title:  SVP
                                                    ____________________________

SILICON VALLEY BANK

SCHEDULE 1 TO

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

BORROWER: CRITICAL PATH, INC.
ADDRESS:  350 The Embarcadero
          San Francisco, California 94105

DATE:     July 18, 2003

This Schedule 1 forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank (the "Bank") and the above-referenced borrower ("Borrower") of even date herewith (the "Agreement"). Each capitalized term used in this Schedule 1 shall have the meaning accorded to it in the Agreement unless it is otherwise defined herein.

1. CREDIT LIMIT.  The Credit Limit shall be in an amount not to exceed the amount set forth in Section 1.1.

                  1.1 Loans. The Bank will make Loans to Borrower in the aggregate amount not to exceed at any one time outstanding (the "Credit Limit") the lesser of (i) $15,000,000 or (ii) the Borrowing Base (as defined below).

                  1.2      Borrowing Base. "Borrowing Base" means:

                           (i) with respect to Loans existing as of the date of
                  the Agreement in an aggregate amount equal to or lesser than $4,900,000 ("Existing Loans"), the sum of: (A) eighty percent (80%) of the amount of Eligible Accounts, plus (B) one hundred percent (100%) of Investment Cash (as defined below), plus (C) one hundred percent (100%) of the face amount of all letters of credit issued to the Bank for the account of Borrower or any Affiliate of Borrower by banks and in form and substance acceptable to the Bank in its sole discretion.

                           (ii) with respect to Sublimit Loans (as defined
                  below) equal to or lesser of $3,000,000, the sum of: (A) eighty percent (80%) of the amount of Eligible Accounts, plus
                  (B) one hundred percent (100%) of the Investment

                  Cash, plus (C) one hundred percent (100%) of the face amount of all letters of credit issued to the Bank for the account of Borrower or any Affiliate of Borrower by banks and in form and substance acceptable to the Bank in its sole discretion.

                           (iii) with respect to Loans in excess of $4,900,000
                  ("Incremental Loans"), the sum of: (A) eighty percent (80%) of the amount of Eligible Accounts, plus (B) fifty percent (50%) of the Investment Cash, plus (C) one hundred percent (100%) of the face amount of all letters of credit issued to the Bank for the account of Borrower or any Affiliate of Borrower by banks and in form and substance acceptable to the Bank in its sole discretion.

                           (iv) with respect to Sublimit Loans greater than
                  $3,000,000 ("Incremental Sublimit Loans"), the sum of: (A) eighty percent (80%) of the amount of Eligible Accounts, plus
                  (B) seventy-five percent (75%) of the Investment Cash, plus
                  (C) one hundred percent (100%) of the face amount of all letters of credit issued to the Bank for the account of Borrower or any Affiliate of Borrower by banks and in form and substance acceptable to the Bank in its sole discretion.

                           For the purposes of the Agreement, the term
                  "Investment Cash" shall mean that amount of cash deposited by Borrower in Account No. 88602595 at SVB Securities, an Affiliate of the Bank, and Borrower shall maintain a balance in such account equal to the greater of (i) $3,000,000 or (ii) that amount of the Investment Cash that has been utilized by the Bank to calculate the Borrowing Base.

                  1.3 Cash Management Services Sublimit. Borrower may utilize up to $500,000 of Loans available hereunder (the "Cash Management Services Sublimit") for the Bank's cash management services, which include merchant services, business credit cards, ACH and other services identified in the cash management services agreement related to such service (the "Cash Management Services"). The Bank may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as the Bank shall determine in its good faith business judgment have been utilized in connection with the Cash Management Services, and the Cash Management Services Sublimit shall be reduced on a dollar-for-dollar basis by the aggregate amount from time to time utilized by Borrower for the purchase and sale of FX Forward Contracts (as defined below). The Bank may advance as Loans for the Borrower's account any amounts that may become due or owing to the Bank in connection with the Cash Management Services. Borrower agrees to execute and deliver to the Bank all standard form applications and agreements of the Bank in connection with the Cash Management Services and, without limiting any of the terms of such application and agreements, Borrower will pay all standard fees and charges of the Bank in connection with the Cash Management Services. The Cash Management Services, and

                  Borrower's right to obtain Loans with respect thereto, shall terminate on the Maturity Date.

                  1.4 Foreign Exchange Sublimit. Borrower may utilize up to $500,000 of Loans available hereunder (the "Foreign Exchange Sublimit") for the purchase of foreign exchange forward contracts with the Bank ("FX Forward Contracts"). Borrower shall enter into FX Forward Contracts with the Bank on its standard forms, under which Borrower commits to purchase from or sell to the Bank a set amount of foreign currency more than one Business Day after the contract date; provided that (i) at the time Borrower enters into the FX Forward Contract Borrower has Loans available to it under the Foreign Exchange Sublimit in an amount at least equal to ten percent (10%) of the amount of the FX Forward Contract; (ii) the total FX Forward Contracts at any one time outstanding may not exceed ten times the amount of the Foreign Exchange Sublimit set forth above; and (iii) the Foreign Exchange Sublimit shall be reduced on a dollar-for-dollar basis by the aggregate amount from time to time utilized by Borrower for Cash Management Services. Bank shall have the right to reserve against the Loans otherwise available to Borrower under this Agreement such sums as the Bank shall determine in its good faith business judgment are utilized in connection with FX Forward Contracts, and in the event at any time there are insufficient Loans available to Borrower for such Reserve, Borrower shall deposit and maintain with the Bank cash in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. The Bank may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of the Bank in connection with the FX Forward Contracts and, without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of the Bank in connection with the FX Forward Contracts.

                  1.5 Letter of Credit Sublimit: Borrower may use up to $6,000,000 of Loans available hereunder (the "Letter of Credit Sublimit") for documentary Letters of Credit and standby Letters of Credit offered by the Bank (each a "Letter of Credit" and, collectively, the "Letters of Credit").

                           For purposes of this Agreement, the term "Sublimit
                  Loans" shall mean Loans advanced by the Bank to, or for the account of, Borrower and amounts reserved by the Bank, all in connection with Cash Management Services, FX Forward Contracts or Letters of Credit.

2. INTEREST.      Borrower shall pay interest with respect to all Loans at a rate equal to the sum of (i) the Prime Rate in effect from time to time, plus (ii) 2.00 percent per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by the Bank as its "prime rate" and is a base rate upon which other rates charged by the Bank are based and not necessarily the best rate available at the Bank
                  (provided, however, that in no event shall the Prime Rate at any time be less than 4.25% per annum for purposes of this Agreement). The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.
                  Upon the occurrence and continuance of an Event of Default, the interest rate shall increase by an additional four percent per annum (4.00% p.a.).

3. FEES.          3.1      Commitment Fee. Borrower shall pay to the Bank a
                  Commitment Fee in the amount of $35,000.00, payable in full upon Borrower's execution and delivery of the Agreement. The Commitment Fee is fully earned upon payment and is non-refundable.

                  3.2 Collateral Monitoring Fee. Borrower shall pay to the Bank a Collateral Monitoring Fee in the amount of $1,000 per month, payable on the first day of each month in arrears (prorated for any partial month at the beginning and at the termination of this Agreement).

                  3.3 Unused Facility Fee. Borrower shall pay the Bank, payable on the first day of each calendar quarter in arrears during the term hereof, an Unused Facility Fee equal to the product of (i) 0.45% multiplied by (ii) an amount equal to the undrawn portion of the Credit Limit over the immediately prior calendar quarter, calculated on the basis of 360-day calendar year. For purposes of calculating the Unused Facility Fee, the Credit Limit shall be deemed to be $15,000,000 and the aggregate face amount of all outstanding Letters of Credit shall not be included in the undrawn portion of the Credit Limit.

                  3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the Bank an annual fee in an amount equal to one and one-half percent (1.50%) of the face amount of such Letter of Credit, payable on the issuance date of such Letter of Credit and on each anniversary of the date of issuance of the Letter of Credit, for each calendar year (or portion thereof) that such Letter of Credit is outstanding.

                  3.5 Cancellation Fee. If the Agreement is terminated prior to the Maturity Date due to an Event of Default or as a result of Borrower's termination under Section 6.2 of the Agreement, Borrower shall pay the Bank within two

                  Business Days a cancellation fee of $150,000.00.

4. MATURITY       The Maturity Date for all Loans shall be January 30, 2004.
   DATE.

5. FINANCIAL      5.1      Minimum Operating Cash Flow for Borrower's U.S.
   COVENANTS.     Operations. Borrower shall maintain a minimum Operating Cash
                  Flow for Borrower's U.S. operations as follows:

                                  Required Minimum Operating
                                  --------------------------
Month End           Projected            Cash Flow
---------           ---------            ---------
06/30/03          ($ 3,459,600)        ($ 3,700,000)
07/31/03          ($ 5,968,600)        ($ 6,400,000)
08/31/03          ($ 7,800,800)        ($ 8,400,000)
09/30/03          ($10,219,800)        ($11,000,000)
10/31/03          ($13,168,200)        ($13,800,000)
11/31/03          ($12,517,400)        ($13,800,000)
12/30/03          ($14,018,800)        ($15,050,000)
Maturity Date
and thereafter    To be determined     To be determined

                  5.2 Definitions. For purposes of the foregoing financial covenant, the following terms shall have the corresponding meanings:

                           a. "Operating Cash Flow" shall mean Customer Receipts
                  of Borrower minus (i) cash operating expenses, (ii) interest,
                  (iii) insurance payments, and (iv) Unfunded Capital Expenditures (as defined below).

                           b. "Customer Receipts" shall mean payments of
                  Accounts received by Borrower or for Borrower's account.

                           c. "Unfunded Capital Expenditures" shall mean
                  expenditures related to the purchase of capital equipment that are not financed by purchase money loans.

6. REPORTING.     Borrower shall provide the Bank with the following reports:

                  (i) Daily transaction reports and schedules of collections, on the Bank's standard form or such other form as is acceptable to the Bank;

                  (ii) Monthly accounts receivable aging, aged by invoice date, within 20 days after the end of each month;

                  (iii) Monthly accounts payable aging, aged by invoice date, and outstanding or held check registers, if any, within 20 days after the end of each month;

                  (iv) Monthly reconciliation of accounts receivable aging (aged by invoice date), transaction reports and general ledger, within 20 days after the end of each month;

                  (v) Monthly unaudited financial statements, as soon as available and in any event within 30 days after the end of each month;

                  (vi) Monthly Compliance Certificates within 30 days after the end of each month, in such form as the Bank shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Bank shall reasonably request, including without limitation a statement that at the end of such month there were no held checks;

                  (vii) A field examination by October 15, 2003 and thereafter as frequently as the Bank may request at its discretion;

                  (viii) Annual projections and operating budgets (including income statement, balance sheets and cash flow statements, by month) for Borrower upon request of the Bank; and

                  (ix) Annual financial statements as soon as available and in any event within 120 days following the end of each of Borrower's fiscal years, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to the Bank.

7. BORROWER       Borrower represents and warrants that the information set
   INFORMATION.   forth in the Representations and Warranties of the Borrower dated July 11, 2003 and submitted to the Bank (the
                  "Representations") is true and correct as of the date hereof.

8. ADDITIONAL     8.1      Banking Relationship. Borrower shall at all times
   PROVISIONS.    maintain its primary banking relationship with the Bank.
                  Without limiting the generality of the foregoing, Borrower shall at all times maintain not less than $3,000,000 of unrestricted cash or cash equivalents on deposit with the Bank. Borrower agrees to close all Deposit Accounts and Investment Property accounts maintained with other institution and transfer such assets to accounts with the Bank by July 31, 2003.

                  8.2 Guaranties. The Bank may, in its discretion, require Borrower to cause all or any of its subsidiaries to execute and deliver continuing guaranties of Borrower's Obligations to the Bank, in form and substance acceptable to the Bank in its sole discretion. Borrower agrees to deliver such guaranties to the Bank within 30 days of the Bank's demand for same.

                  8.3 Pledge of Stock. The Bank may, in its discretion, require Borrower to pledge to the Bank as Collateral Borrower's equity interests in all or any of its subsidiaries or other Affiliates, all in such form and substance as is acceptable to the Bank in its sole discretion. Borrower aggress to deliver such Collateral to the Bank within ten days of the Bank's demand for same.

                  8.4 Subordinated Debt. If Borrower obtains debt from any third party, such debt shall be subordinated to Borrower's Obligations to the Bank, all in form and substance acceptable to the Bank in its sole discretion.

                      [Signature Page Follows Immediately]

         IN WITNESS WHEREOF, Borrower and the Bank have each caused its duly authorized representative to execute this Schedule 1 as of the date first set forth above.

BORROWER:                                 SILICON:

CRITICAL PATH, INC., a California         SILICON VALLEY BANK, a California-
corporation                               chartered bank

By: /s/ Paul Bartlett                         /s/ Jo Ellen Ademski
    ___________________________________   By: __________________________________
Name: Paul Bartlett                       Name: Jo Ellen Ademski
      _________________________________         ________________________________
Its:     President or Vice President      Title: SVP
                                                ________________________________